Exhibit 99.1


INVESTools Reports First Quarter 2003 Financial Results

    HOUSTON--(BUSINESS WIRE)--May 15, 2003--INVESTools Inc. (OTCBB:INVS), a global leader in investor education teaching self-directed investors how to achieve their investment goals, reported today that consolidated revenue for the quarter ended March 31, 2003 totaled $13.9 million, a 3% increase compared to consolidated revenue of $13.4 million for the same period in 2002. Net loss from operations for the first quarter totaled $906,000, or a loss of $0.02 per share, compared to a net loss of $876,000, or a loss of $0.02 per share, for the same period a year earlier.
    Compared to the fourth quarter of 2002, consolidated revenue for the first quarter of 2003 decreased $2.1 million, or 15%. Expected seasonality affected first quarter results as the holiday season impacts the Company's ability to schedule workshops in the early part of the first quarter. Additionally, war in Iraq, severe weather conditions in the eastern portion of the United States and the outbreak of Severe Acute Respiratory Syndrome (SARS) in Asia adversely affected sales during the first quarter.
    Revenue from the Company's core Investor Education business grew to $12.8 million in the first quarter, an increase of $1.9 million, or 18%, from $10.9 million in the same period a year earlier. This growth in revenue was primarily the result of increased back-end product sales, which includes Web site subscription renewals, Personal Training System (PTS) products and homestudy sales. Back-end sales increases offset decreases in front-end workshop sales as a result of previously discussed war, weather and SARS factors. Back-end sales represented 42% of Investor Education revenue during the first quarter compared to 29% for the same period a year ago.
    "INVESTools' strategy to invest in and develop our multiple distribution channels and a diversified set of investor education products has helped us to increase sales even in a difficult market environment," said Lee K. Barba, Chairman and Chief Executive Officer. "Post-workshop sales increased $2.2 million for the first quarter compared to the prior year period, offsetting the decrease in our live workshop revenue which is more directly affected by changes in the financial markets and world events. These results demonstrate that our distance learning and subscription products are building greater lifetime value for our customers as we expand our product offerings."
    In May 2003, the Company reorganized its Investor Education operations and management team to respond to changing market and competitive factors. As part of this reorganization, Michael Gillespie will now be responsible for inside sales and product development, Bob Kittell will have responsibility for workshop sales and Andrew Scott and Michael Coval will have responsibility for workshop fulfillment, with each of these executives reporting to Mr. Barba. David McCoy and Scott Harris have both resigned their positions to pursue other interests.

    Cash and Liquidity

    As of March 31, 2003, INVESTools had cash and cash equivalents of $7.6 million, an increase of $2.4 million during the quarter, due primarily to the receipt of a federal income tax refund. As of May 12, 2003, the Company had cash and cash equivalents of approximately $7.4 million. Excluding deferred revenue, which represents a non-cash obligation, working capital at March 31, 2003 increased to $3.9 million.

    About INVESTools

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 72,000 investors around the world have graduated from INVESTools investor education programs. For more information regarding the Company's products and services, visit INVESTools' corporate Web site at http://www.investools.com.

   "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts, timing of tax refunds and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.




                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (unaudited)


                                                         Three Months
                                Three Months Ended          Ended
                                     March 31,           December 31,
                              -----------------------  ---------------
                                 2003        2002           2002
                                 ----        ----           ----


Revenue                           $13,880    $13,420          $16,028
Costs and expenses:
  Cost of revenue                   7,395      6,162            7,278
  Selling expense                   3,688      2,841            3,986
  Related party expense               501      1,042              916
  General and administrative
   expense                          2,971      4,182            3,214
  Depreciation and
   amortization expense               231         69              198
                              -----------------------  ---------------
    Total costs and expenses       14,786     14,296           15,592
      Net loss from
       operations                    (906)      (876)             436
Other income (expense):
  Gain (loss) on sale of
   assets                               -          1               (2)
 Interest income and other,
  net                                 (21)        19              (25)
 Minority interest (income)
  expense                               -          2                -
                              -----------------------  ---------------
    Total other income
     (expense)                        (21)        22              (27)
                              -----------------------  ---------------
Net loss before income taxes
 and accounting change               (927)      (854)             409
  Income tax expense                    -          -             (194)
                              -----------------------  ---------------
Net loss before accounting
 change                              (927)      (854)             603
  Cumulative effect of
   accounting change                    -    (28,184)            (243)
                              -----------------------  ---------------
Net loss                             (927)   (29,038)             360
  Preferred stock dividend              -        (30)               -
                              -----------------------  ---------------
Net loss available to common
 stockholders                       $(927)  $(29,068)            $360
                              =======================  ===============
Diluted per share amounts:
  Net loss from operations         $(0.02)    $(0.02)           $0.01
  Cumulative effect of
   accounting change                    -      (0.69)           (0.01)
                              -----------------------  ---------------
  Net loss available to common
   stockholders                    $(0.02)    $(0.71)           $0.01
                              =======================  ===============
Average diluted shares             43,206     40,778           42,943
                              =======================  ===============



                   INVESTOOLS INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (in thousands)


                           March 31,  December 31,
                             2003        2002        Change  % Change
                         ------------------------- --------- ---------
ASSETS                    (unaudited)
Current assets:
  Cash and cash
   equivalents                $7,598       $5,160    $2,438       47%
  Accounts receivable,
   net                         1,734        1,236       498       40%
  Tax receivable                   -        2,379    (2,379)    (100%)
  Other current assets           466          378        88       23%
                         ------------------------- ---------
    Total current assets       9,798        9,153       645        7%

Restricted cash                  355          355         -        0%
Goodwill and intangibles,
 net                          12,418       12,443       (25)      (0%)
Deferred tax asset             2,763        2,763         -        0%
Furniture, fixtures and
 equipment, net                  400          591      (191)     (32%)
                         ------------------------- ---------
    Total assets             $25,734      $25,305      $429        2%
                         ========================= =========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
  Accounts payable            $3,678       $3,069      $609       20%
  Deferred revenue             5,560        4,820       740       15%
  Accrued payroll                912        1,095      (183)     (17%)
  Accrued tax liabilities        591          608       (17)      (3%)
  Other current
   liabilities                   710          547       163       30%
                         ------------------------- ---------
    Total liabilities,
     current                  11,451       10,139     1,312       13%

Stockholders' equity:
  Common stock                   432          432         -        0%
  Additional paid-in
   capital                   126,697      126,663        34        0%
  Deferred stock
   compensation                  (81)         (91)       10      (11%)
  Accumulated deficit       (112,765)    (111,838)     (927)       1%
                         ------------------------- ---------
    Total stockholders'
     equity                   14,283       15,166      (883)      (6%)
                         ------------------------- ---------
    Total liabilities and
     stockholders' equity    $25,734      $25,305      $429        2%
                         ========================= =========

    CONTACT: INVESTools Inc., Houston
             Paul Helbling, 281/588-9102
             paul.helbling@investools.com
             or
             Jennifer Mundine, 281/588-9829
             jennifer.mundine@investools.com